Exhibit 99.1

CONTACTS:	Tony Rossi
Financial Profiles
310-277-4711 x119
trossi@finprofiles.com
IGO REPORTS THIRD QUARTER 2009 FINANCIAL RESULTS
Highlights:
•	Q3 2009 net income of $318,000

•	Gross margin increases more than 6 percentage points over prior year

•	Net cash and investments of $33.0 million excluding cash held by Mission Technology Group
SCOTTSDALE, Ariz., October 20, 2009 – iGo, Inc. (Nasdaq: IGOI), a leading provider of power management solutions, today reported financial results for the third quarter ended September 30, 2009. Net income attributable to iGo, Inc. was $318,000, or $0.01 per share, in the third quarter of 2009, compared with net income of $649,000, or $0.02 per share, in the same quarter of the prior year. Total revenue was $13.8 million in the third quarter of 2009, compared with revenue of $20.1 million in the third quarter of 2008.
According to Generally Accepted Accounting Principles in the United States (U.S. GAAP), iGo must consolidate the operating results of Mission Technology Group, which acquired the Company’s expansion/docking business in 2007, into its financial results until such time as the Company’s financial interest in the performance of Mission Technology Group no longer meets the criteria for consolidation.
Excluding revenues related to business lines acquired by Mission Technology Group, total revenues were $12.0 million in the third quarter of 2009, compared to $18.1 million in the same quarter of the prior year.
Excluding the operating results of the divested business, net income was $199,000, or $0.01 per share, in the third quarter of 2009, compared to net income of $557,000, or $0.02 per share, in the third quarter of 2008. A detailed reconciliation of GAAP to non-GAAP financial results is provided in the financial tables at the end of this release.
Michael D. Heil, President and Chief Executive Officer of iGo, commented, “We are executing well on all of our key priorities: 1) We continue to be successful adding new domestic and international accounts through our direct sales efforts, such as Verizon and OfficeMax, as we push forward with our strategy to expand and diversify our existing customer base; 2) We are seeing a significant improvement in gross margin as a result of most of our third quarter revenue being derived from our direct sales channel; 3) Our focus on disciplined expense management has

iGo, Inc.

enabled us to remain profitable despite our decreased revenue; and 4) Our iGo Green™ product development efforts have resulted in a strong lineup of new power management solutions based on that technology. Our new iGo Green™ laptop charger is currently available at OfficeMax and www.iGo.com, and we expect the other iGo Green™ products to be introduced in the fourth quarter.”
New Product Introductions
During the third quarter of 2009, iGo introduced two new products:
•	iGo Netbook Wall Charger – a lightweight charger that powers most netbook computers from any wall outlet

•	iGo Charge Anywhere – a wall charger with an internal lithium ion battery that, when disconnected from the wall, can provide two full charges to most mobile devices, giving the consumer power even when away from a power outlet
During the fourth quarter of 2009, iGo has begun introducing the first power management solutions based on iGo Green™ Technology, which is specifically designed to reduce energy consumption and virtually eliminate “Vampire Power.” Vampire Power (or standby power) results from the multitude of electronic devices that continue to consume power even when they are idle or shut-off, such as computers and printers.
The first iGo Green™ product, a Green laptop charger, was launched early in the fourth quarter of 2009. The remaining lineup of iGo Green™ product offerings, including a Green surge protector (Power Smart Tower with iGo Green™ Technology) and a Green wall outlet (Power Smart Wall with iGo Green™ Technology), are scheduled for launch during the fourth quarter of 2009. These products are designed to reduce the amount of Vampire Power consumed by electronic devices by at least 85%.
Third Quarter Product Area Highlights
Revenue from the sale of power products for laptop computers and netbooks was $5.5 million in the third quarter of 2009, compared to $11.8 million in the same period of the prior year. The decline in revenue is due to lower sales to private label distributors.
Revenue from the sale of power products for low-power mobile electronic devices (e.g. mobile phones, smart phones, MP3 players and digital cameras) was $6.3 million in the third quarter of 2009, compared with $6.3 million in the same period of the prior year.
Financial Highlights
Gross margin was 36.9% in the third quarter of 2009, compared to 30.6% in the third quarter of 2008. Excluding the operations of the divested business, gross margin was 34.4% in the third quarter of 2009, compared to 28.3% in the third quarter of 2008. The increase in gross margin is primarily due to a decline in low-margin sales to private label distributors.
Total selling, general and administrative expenses in the third quarter of 2009 were $4.7 million, compared with $5.6 million in the third quarter of 2008. Excluding the operations of the divested business, selling, general and administrative expenses were $4.0 million in the third quarter of

iGo, Inc.

2009, compared to $4.9 million in the third quarter of 2008. The decline in selling, general and administrative expenses is primarily due to expense reductions made during the past year.
Excluding assets of the divested business, the Company’s balance sheet remained strong with $33.0 million in cash, cash equivalents, and short-term investments as of September 30, 2009. The Company continues to have no long-term debt and had a book value per share of $1.26 based on 32.4 million common shares issued and outstanding as of September 30, 2009.
Non-GAAP Financial Measures
Although the Company consolidates the operating results of Mission Technology Group, the acquirer of its docking/expansion business, for accounting purposes under U.S. GAAP, the Company believes that the discussion of operating results excluding the handheld and expansion/docking lines of business allows management and investors to evaluate and compare the Company’s operating performance on a more meaningful and consistent manner. In addition, management uses these measures internally for evaluation of the performance of the business, including the allocation of resources. These non-GAAP financial measures should be considered in addition to, not as a substitute for, or superior to, measures of financial performance in accordance with GAAP.
About iGo, Inc.
iGo, Inc., based in Scottsdale, Arizona, is a leading provider of power management solutions, including eco-friendly chargers for laptop computers and mobile electronic devices (e.g., mobile phones, PDAs, digital cameras, etc.). All of these chargers leverage iGo’s intelligent tip technology, which significantly minimizes electronic waste by enabling one charger to power/charge hundreds of brands and thousands of models of mobile electronic devices through the use of interchangeable tips. iGo is also the creator of a new, innovative patent-pending power saving technology that automatically eliminates virtually all wasteful and expensive standby or “vampire” power that is generated from chargers that continue to draw electricity when a mobile electronic device no longer requires charging or is disconnected from the charger.
iGo’s products are available at www.iGo.com as well as through leading resellers and retailers. For additional information call 480-596-0061, or visit www.igo.com.
iGo is a registered trademark of iGo, Inc. All other trademarks or registered trademarks are the property of their respective owners.
This press release contains “forward-looking statements” within the meaning of Section 21E of the Securities Exchange Act of 1934. The words “believe,” “expect,” “anticipate,” “should,” and other similar statements of expectations identify forward-looking statements. Forward-looking statements in this press release include the anticipated timing of the launch of the new iGo Green Technology products. These forward-looking statements are based largely on management’s expectations and involve known and unknown risks, uncertainties and other factors, which may cause the Company’s actual results, performance or achievements, or industry results, to be materially different from any future results, performance or achievements expressed or implied by these forward-looking statements. Risks that could cause results to differ materially from those expressed in these forward-looking statements include, among others, the loss of, and failure to replace, any significant customers, most notably including RadioShack; the inability of the Company’s sales and marketing strategy to generate broader consumer

iGo, Inc.

awareness, increased adoption rates, or impact sell-through rates at the retail and wireless carrier level; the timing and success of product development efforts and new product introductions, including internal development projects as well as those being pursued with strategic partners; the timing and success of product developments, introductions and pricing of competitors; the timing of substantial customer orders; the availability of qualified personnel; the availability and performance of suppliers and subcontractors; the ability to expand and protect the Company’s proprietary rights and intellectual property; the successful resolution of unanticipated and pending litigation matters; market demand and industry and general economic or business conditions; and other factors to which this press release refers. Additionally, other factors that could cause actual results to differ materially from those set forth in, contemplated by, or underlying these forward-looking statements are included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2008 under the heading “Risk Factors.” In light of these risks and uncertainties, the forward-looking statements contained in this press release may not prove to be accurate. The Company undertakes no obligation to publicly update or revise any forward-looking statements, or any facts, events, or circumstances after the date hereof that may bear upon forward-looking statements. Additionally, the Company does not undertake any responsibility to update you on the occurrence of unanticipated events which may cause actual results to differ from those expressed or implied by these forward-looking statements.
- more -

iGo, Inc.

iGo, Inc. and Subsidiaries
Condensed Consolidated Statements of Operations
(000’s except per share data)
(unaudited)

	Three months ended		Nine months ended
	September 30,		September 30,
	2009	2008	2009	2008
Net revenue	$13,837	$20,091	$43,852	$57,583

Gross profit	5,105	6,145	14,300	17,127

Selling, engineering and administrative expenses	4,726	5,612	15,347	18,305

Income (loss) from operations	379	533	(1,047)	(1,178)
Interest income (expense), net	28	190	103	668
Other income (expense), net	131	136	483	397
Litigation settlement income	—	—	—	672

Net income (loss)	538	859	(461)	559
Less: Net income attributable to non-controlling interest	(220)	(210)	(178)	(210)

Net income (loss) attributable to iGo, Inc.	$318	$649	$(639)	$349

Net income (loss) attributable to iGo, Inc. per share:
Basic	$0.01	$0.02	$(0.02)	$0.01
Diluted	$0.01	$0.02	$(0.02)	$0.01

Weighted avg common shares outstanding:
Basic	32,412	31,881	32,276	31,745
Diluted	33,958	34,482	32,276	34,350

- more -

iGo, Inc.

iGo, Inc. and Subsidiaries
Selected Other Data
(unaudited)
Reconciliation of non-GAAP Financial Measure — Operating results by product line to net income attributable to iGo, Inc. by product line:

	Three months ended			Three months ended
	September 30, 2009			September 30, 2008
	Power,			Power,
	Keyboards	Expansion &		Keyboards	Expansion &
	& Corporate	Handheld	Total	& Corporate	Handheld	Total
Net revenue	$11,994	$1,843	$13,837	$18,077	$2,014	$20,091

Gross profit	4,124	981	5,105	5,116	1,029	6,145

Selling, engineering and administrative expenses	3,953	773	4,726	4,855	757	5,612

Income from operations	171	208	379	261	272	533
Interest income (expense), net	17	11	28	186	4	190
Other income (expense), net	11	120	131	110	26	136

Net income	199	339	538	557	302	859
Less: Net income attributable to non-controlling interest	—	(220)	(220)	—	(210)	(210)

Net income attributable to iGo, Inc.	$199	$119	$318	$557	$92	$649

Net income attributable to iGo, Inc. per share as adjusted	$0.01	$0.00	$0.01	$0.02	$0.00	$0.02

Weighted avg common shares outstanding — diluted:	33,958	33,958	33,958	34,482	34,482	34,482
This information is being provided because management believes these are key metrics to the investment community and assist in the understanding and analysis of operating performance. Operating results by product line and corresponding net income attributable to iGo, Inc. by product line should be considered in addition to, not as a substitute for, or superior to, measures of financial performance in accordance with GAAP.

iGo, Inc.

iGo, Inc. and Subsidiaries
Condensed Consolidated Balance Sheets
(000’s)
(unaudited)

	September 30,	December 31,
	2009	2008
ASSETS

Cash and cash equivalents	$28,544	$26,139
Short-term investments	5,049	4,964
Accounts receivable, net	8,821	12,554
Inventories	5,836	4,353
Prepaid expenses and other current assets	367	527

Total current assets	48,617	48,537
Other assets, net	2,196	2,698

Total assets	$50,813	$51,235

LIABILITIES AND EQUITY

Total liabilities	$10,064	$10,898

iGo, Inc. common stockholders’ equity	39,931	39,697
Non-controlling interest	818	640

Total equity	40,749	40,337

Total liabilities and equity	$50,813	$51,235

iGo, Inc.

iGo, Inc. and Subsidiaries
Selected Other Data
(unaudited)
Reconciliation of non-GAAP Financial Measure — Balance sheet excluding accounts of Mission Technology Group.

	September 30, 2009
	iGo	Mission Tech	Eliminations	Consolidated
ASSETS

Cash and cash equivalents	$27,933	$611	$—	$28,544
Short-term investments	5,049	—	—	5,049
Accounts receivable, net	8,375	471	(25)	8,821
Inventories	5,317	751	(232)	5,836
Prepaid expenses and other current assets	349	18	—	367

Total current assets	47,023	1,851	(257)	48,617
Other assets, net	2,376	1,339	(1,519)	2,196

Total assets	$49,399	$3,190	$(1,776)	$50,813

LIABILITIES AND EQUITY

Total liabilities	$9,468	$640	$(44)	$10,064

iGo, Inc. common stockholders’ equity	39,113	568	250	39,931
Non-controlling interest	818	1,982	(1,982)	818

Total equity	39,931	2,550	(1,732)	40,749

Total liabilities and equity	$49,399	$3,190	$(1,776)	$50,813

Reconciliation of non-GAAP Financial Measure — Cash, cash equivalents and short-term investments excluding accounts of Mission Technology Group.

Cash and cash equivalents	$27,933	$611	$—	$28,544
Short-term investments	5,049	—	—	5,049

Total cash, cash equivalents, short-term investments	$32,982	$611	$—	$33,593

This information is being provided because management believes these are key metrics to the investment community and assist in the understanding and analysis of financial position. Balance sheet excluding the accounts of Mission Technology Group and related eliminations and cash, cash equivalents, and short-term investments excluding the accounts of Mission Technology Group should be considered in addition to, not as a substitute for, or superior to, measures of financial position in accordance with GAAP.
# # #